Exhibit 99.1

Greatbatch, Inc. Enters Into an Amended Supply Agreement with St. Jude Medical Through 2013

     ST. PAUL, Minn. & CLARENCE, N.Y.--(BUSINESS WIRE)--Feb. 28, 2007--Greatbatch, Inc. (NYSE:GB) and St. Jude Medical, Inc. (NYSE:STJ) today announced that the Parties have entered into an amended supplier partnering agreement. This amendment, which becomes effective March 1, 2007, extends the current agreement through 2013 and establishes Greatbatch as the exclusive supplier of battery technology and the critical supplier of filtered feedthrough technology to St. Jude Medical. Additionally, the amendment provides for year over year price reductions on both technologies through collaboration on manufacturing and supply chain efficiencies. The parties have also agreed to jointly develop new technologies, including the introduction of a new low cost power solution to support future market requirements with an implementation date of no later than 2009.

     "This amendment is a demonstration of the continuing contribution of Greatbatch to St. Jude Medical's commitment to delivering excellence in medical device technology and services," said Eric S. Fain, M.D., executive vice president, Development and Clinical / Regulatory Affairs, in St. Jude Medical's Cardiac Rhythm Management Division.

     Thomas Hook, Greatbatch President and Chief Executive Officer, commented, "I am pleased to have entered into this amendment with St. Jude Medical. Our companies have enjoyed a strong working relationship for many years and we are committed to the partnership."

     About St. Jude Medical

     St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 11,000 people worldwide. For more information, please visit www.sjm.com.

     About Greatbatch, Inc.

     Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at: www.greatbatch.com.


     CONTACT: Greatbatch, Inc.
              Investor Relations:
              Anthony Borowicz, 716-759-5809
              Treasurer and Director, Investor Relations tborowicz@greatbatch.com or
              St. Jude Medical, Inc.
              Investor Relations:
              Angela Craig, 651-481-7789
              Media Relations:
              Kathleen Janasz, 651-415-7042